Exhibit 10.1.10

OFFICE LEASE AGREEMENT

[2985 BUILDING]

THIS OFFICE LEASE AGREEMENT [2985 BUILDING] (this “Agreement”), is made and entered into as of the 26th day of January 2007 (the “Effective Date”), by and between BUSINESS PARK INVESTORS GROUP, LLC, a Delaware limited liability company, successor-in-interest to AP-Southeast Realty LP, successor by name change to Crocker Realty Trust, L.P., which, in turn, is successor-in—interest to Connecticut General Life Insurance Company (“Landlord”) and IMMUCOR, INC., a Georgia corporation (“Tenant”).

W I T N E S S E T H :

WHEREAS, Tenant and Landlord entered into that certain Office Lease Agreement, dated as of February 2, 1996, as amended by that certain First Amendment to Lease Agreement dated as of March 8, 1998, as amended by that certain Second Amendment to Lease Agreement dated as of August 18, 1998, as amended by that certain Third Amendment to Lease Agreement dated as of August 19, 1999, as amended by that certain Fourth Amendment to Lease Agreement dated as of August 8, 2002, as amended by that certain Amended and Restated Fifth Amendment to Lease Agreement dated as of January 18, 2005, and as further amended by that certain Sixth Amendment to Lease Agreement dated as of March 31, 2006 (as so amended, the “Base Lease”) with respect to the therein described space (the “Existing Premises”) located as more particularly described in the Lease in the buildings known as 2975 Gateway Drive, Norcross, Georgia, 2990 Gateway Drive, Norcross, Georgia, 3130 Gateway Drive, Norcross, Georgia, 3150 Gateway Drive, Norcross, Georgia, and 7000 Peachtree Industrial Boulevard, Norcross, Georgia  (individually and collectively, the “Building”) located in that certain office park known as Colony Center Business Park (the “Building Project”); and

WHEREAS, Landlord and Tenant entered into that certain Amended and Restated Office Lease Agreement dated January 26, 2007, for the sole purpose of partitioning the Base Lease by individual Building on a stand alone basis (the “Amended and Restated Lease”) as more particularly described and set forth therein; and

WHEREAS, pursuant to the terms and conditions set forth in the Amended and Restated Lease, any expansion by Tenant to another building in the Building Park not then covered by the Base Lease would be treated as Stand Alone Lease (as defined therein) for the building in question; and

WHEREAS, Tenant and Tenant desire to enter into a Stand Alone Lease for certain premises in the building known as 2985 Gateway Drive, Norcross, Georgia (the “2985 Building”) into which Tenant desires to expand, subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Stand Alone Lease. This Agreement shall be deemed to be a Stand Alone Lease for all space leased by Tenant hereunder in the 2985 Building, on the terms and conditions set forth in the Amended and Restated Lease as applicable to a Stand Alone Lease.

2.             Expansion Space. Effective on August 1, 2007 (the “Expansion Effective Date”), Landlord does hereby lease, demise and let unto Tenant, and Tenant hereby accepts, subject to the terms of the Amended and Restated Lease as further modified and amended herein, 19,731 rentable square feet of space known as Suite 300, and 12,448 rentable square feet of space known as Suite 200, of the 2985 Building, for a total of 32,179 rentable square feet in the aggregate, as more particularly shown cross-hatched on Exhibit A attached hereto and made a part hereof (the “Expansion Space”).  Following the addition of the Expansion Space and thereafter during the Expansion Term (as hereafter defined), the Expansion Space shall constitute the Premises under the Lease.  The number of rentable square feet in the Expansion Space includes an add-on factor for common areas in the 2985 Building and has been agreed upon by the parties as final and correct and not subject to challenge or dispute by either party.

2.             Expansion Term.  The demised term with respect to the Expansion Space (“Expansion Term”) shall commence on the Expansion Effective Date and shall continue through June 30, 2016, coterminous with the expiration of the demised term for the Existing Premises. If such existing tenant or occupant of Suite 200 holds over, and Landlord is delayed, using good faith efforts in Landlord’s discretion in acquiring possession of Suite 200 prior to August 1, 2007, or if Landlord is unable to tender possession of Suite 200 to Tenant on the specified date due to any other reason beyond the control of Landlord, Landlord shall not be in default hereunder nor in any way be liable to Tenant because of such delay, and Tenant agrees to accept possession of Suite 200 at such time as Landlord is able to tender the same. In such event, the commencement of the Lease Term with respect to Suite 200 shall be postponed on a day for day basis. The deferment of installments of Base Rent shall be Tenant’s exclusive remedy for postponement of the Commencement Date, and Tenant shall have no, and waives any, claim against Landlord because of any such delay. For purposes hereof, Landlord’s “good faith efforts” shall not include bringing legal action to compel such tenant to surrender the premises.

3.             Base Rent

A.            Except as set forth herein, commencing on the Expansion Effective Date, all obligations for Common Area Costs, Real Estate Taxes, Landlord’s Insurance Costs and all other charges applicable to the Existing Premises during the Lease Term shall be applicable to the Expansion Space during the Expansion Term calculated at the same rates, amounts, and escalations.

B.            Anything to the contrary in the foregoing notwithstanding, Base Rent for the Premises shall be in accordance with the following:

Time Period	Base Rent Per Rentable Square Foot Per Annum	Monthly Base Rent
08/1/2007-11/30/2007	$7.49	$20,085.06
12/1/2007-11/30/2008	$6.52	$17,483.92
12/1/2008-11/30/2009	$6.76	$18,127.50
12/1/2009-11/30/2010	$7.01	$18,797.90
12/1/2010-11/30/2011	$7.28	$19,521.93
12/1/2011-11/30/2012	$9.22	$24,724.20
12/1/2012-11/30/2013	$9.50	$25,475.04
12/1/2013-11/30/2014	$9.79	$26,252.70
12/1/2014-11/30/2015	$10.08	$27,030.36
12/1/2015-06/30/2016	$10.38	$27,834.84

4.             Condition of Expansion Space.

A.            Except as expressly set forth in Section 4(B) below or in the Office Upfit Agreement attached hereto as Exhibit B and by this reference made a part hereof, (i) the Expansion Space shall be delivered to Tenant by Landlord “AS IS, WHERE IS AND WITH ALL FAULTS” and (ii) Landlord is not obligated to perform any tenant improvements therein or to provide any tenant improvement allowances with respect thereto.

B.            Notwithstanding the foregoing, Landlord represents and warrants that as of the Expansion Effective Date: (i) the basic plumbing, heating, ventilating, air conditioning, sprinkler and electrical systems and any conduits or connections thereto or distribution systems thereof serving the Expansion Space shall be in good working order and condition; and (ii) the Expansion Space is in compliance with all statutes, codes, ordinances, rules, regulations and laws of all local, state and federal authorities having jurisdiction over the Expansion Space and the Building including, without limitation, to the best of Landlord’s knowledge, all environmental laws and regulations; provided, however, Landlord shall not be obligated to make an alterations or improvements to the Expansion Space to cure any non-compliance caused (a) by Tenant’s specific use of the Expansion Space or (b) by any loss of any legal non-compliant or “grandfathered” status of the Expansion Space.  In all other cases, Landlord, at Landlord’s sole cost (and without reimbursement by Tenant) shall be responsible for correcting any failure of the Expansion Space to be in compliance with current laws, codes, regulations and ordinances.  In addition, Tenant shall not be required to pay any Base Rent, Tenant’s Share of Common Area Costs or any other sum with respect to the Expansion Space during any such time as the Expansion Space fails to comply with the terms of this Section 4(B) or is not free of all tenancies.

5.             Access to Expansion Space.  Following the Effective Date, Landlord agrees to allow Tenant and the approved contractors of Tenant access to the Expansion Space for the purpose of performing the Tenant Improvement Work (as defined in Exhibit B attached hereto).  Such right of access shall be subject to all of the terms, covenants and conditions of the Lease, except that no Base Rent nor Tenant’s Share of Common Area Costs shall accrue with respect to the Expansion Space prior to the Expansion Effective Date.

6.             Must Take Expansion Space.

A.            Effective as of June 1, 2009 (the “Must Take Expansion Space Effective Date”), Tenant must take and lease from Landlord in addition to the Expansion Space certain premises in the 2985 Building adjacent to and contiguous with the Expansion Space, comprised of 7,560 rentable square feet of space known as Suite 100, and 5,140 rentable square feet of space known as Suite 150, for a total of 12,700 rentable square feet in the aggregate (collectively the “Must Take Expansion Space”).

B.            The Lease Term with respect to the Must Take Expansion Space shall commence on the Must Take Expansion Space Effective Date and shall expire on June 30, 2016, so as to be coterminous with the Expansion Term. If the Must Take Expansion Space becomes available prior to the Must Take Expansion Space Effective Date, and Tenant takes possession and occupancy thereof, all terms and provisions of the Lease shall apply to such occupancy provided that Tenant shall not be obligated to commence paying Base Rent or any other sum until the Must Take Expansion Space Effective Date.

C.            Landlord shall lease the Must Take Expansion Space to Tenant, and Tenant shall accept and lease the Must Take Expansion Space from Landlord, effective as of the Must Take Expansion Space Effective Date, in accordance with the same representations, warranties, duties and obligations of Landlord and Tenant applicable to the Expansion Space hereunder which shall, except as otherwise provided herein, apply equally to the Must Take Expansion Space. Without limiting the generality of the foregoing, commencing on the Must Take Expansion Space Effective Date, all obligations for Base Rent, Common Area Costs, Real Estate Taxes, Landlord’s Insurance Costs and all other charges applicable to the Expansion Space during the remainder of the Expansion Term shall be applicable to the Must Take Expansion Space calculated at the same rates, amounts, and escalations.

D.            Landlord shall provide Tenant with a Tenant Improvement Allowance equal to Eighty-Six Thousand Three Hundred Sixty and 00/100 Dollars ($86,360.00) for the Must Take Expansion Space. Tenant shall complete the build out of all alterations and improvements to the Must Take Expansions Space in accordance with the terms and conditions set forth in the Office Upfit Agreement attached hereto as Exhibit B.

E.             The same warranties and representations made by Landlord with respect to the Expansion Space pursuant to Paragraph 4.A and 4.B above shall be applicable to the Must Take Expansion Space as of the Must Take Expansion Space Effective Date.  Notwithstanding anything to the contrary herein, Tenant shall not be required to pay any Base Rent, Tenant’s Share of Common Area Costs or any other sum with respect to the Must Take Expansion Space during any such time as the Must Take Expansion Space fails to comply with the terms of Section 4(B) or is not free of all tenancies.

F.             In the event Landlord must relocate the existing tenant in Suite 150 to make the premises available for Tenant by June 1, 2009, Tenant shall reimburse Landlord within thirty (30) days of written demand (which demand shall contain reasonable backup documentation for all costs sought to be reimbursed) of the lesser of (a) $10,000.00 (the “Cap Amount”), or (b) fifty percent (50%) of all reasonable costs and expenses (including, without limitation, reasonable moving costs) actually incurred by Landlord to relocate such tenant from Suite 150 to “reasonably equivalent space comparable in size and layout within the Building Project”, if and to the extent available, in accordance with the terms and conditions of such existing tenant’s lease. Provided, however, if the total costs to relocate such tenant exceed 200% of the Cap Amount, then Landlord and Tenant shall for a period of up to ten (10) business days negotiate in good faith in an effort to reach an agreement as to the amount each party is willing to increase its relative contribution in order that such excess costs would be paid in full. If despite such good faith negotiations Landlord and Tenant fail to reach agreement during such 10 business day period, then Landlord, in its sole discretion, may elect to (i) pay 100% of such excess costs and relocate the tenant in which event Tenant shall lease Suite 150 on the terms contained herein, or (ii) not pay such excess costs, in which event the tenant shall not be relocated and Landlord and Tenant shall be released from all further obligations with respect to Suite 150. In the event such existing tenant or occupant of Suite 150 holds over, and Landlord is delayed, using good faith efforts in Landlord’s discretion in acquiring possession of Suite 150 prior to June 1, 2009, or if Landlord is unable to tender possession of Suite 150 to Tenant on the specified date due to any other reason beyond the control of Landlord (including, without limitation, if there is no space available within the Building Project to relocate such tenant), Landlord shall not be in default hereunder nor in any way be liable to Tenant because of such delay, and Tenant agrees to accept possession of Suite 150 at such time as Landlord is able to tender the same. In such event, the commencement of the Lease Term with respect to Suite 150 shall be postponed on a day for day basis. The deferment of installments of Base Rent and other sums shall be Tenant’s exclusive remedy for postponement of the Commencement Date, and Tenant shall have no, and waives any, claim against Landlord because of any such delay. For purposes hereof, Landlord’s “good faith efforts” shall not include bringing legal action to compel such tenant to surrender the premises.

G.            Within five (5) days following Landlord’s written request, Tenant shall execute and deliver an amendment to this Agreement prepared by Landlord’s counsel certifying (if true) that Tenant has accepted delivery of the Must Take Expansion

Space and memorializing the terms and provisions applicable to Tenant’s lease of said space consistent with this Paragraph 6.

7.             Acknowledgement. Tenant hereby acknowledges that, to Tenant’s current knowledge (without inquiry), Landlord is not in default of its obligations arising pursuant to the Lease as of the date of this Agreement and that, except as set forth in Exhibit B attached hereto, Landlord has fully performed any tenant improvement, buildout or construction allowance obligations set forth in the Lease. Landlord hereby acknowledges that, to Landlord’s current knowledge (without inquiry), Tenant is not in default of its obligations arising pursuant to the Lease as of the date of this Agreement

8.             Brokers.               Tenant warrants and represents to Landlord that except for Jackson Oats Shaw Corporate Real Estate, LLC (“Landlord’s Broker”), no broker, finder, real estate agent or other person is entitled to a commission, fee or other compensation in connection with or as a result of this Agreement or the transactions contemplated hereby or hereunder. Tenant further warrants and represents that no broker, finder, real estate agent or other person has represented Tenant in any negotiations in connection with or as a result of this Agreement or the transactions contemplated hereby or hereunder, including, without limitation, Newmark Southern Region, LLC or its affiliates. The commission of Landlord’s Broker shall be paid by Landlord pursuant to a separate written agreement.  Tenant hereby indemnifies and holds harmless Landlord from any and all claims, losses, costs and damages (including reasonable attorneys’ fees) arising in connection with any claims against Landlord for broker’s commissions, fees, or other compensation; the foregoing indemnity shall not include the fees of the brokers identified above.

9.             Authority.   Landlord and Tenant affirm and covenant that each has the authority to enter into this Agreement, to abide by the terms hereof, and that the signatories hereto are authorized representatives of their respective entities empowered by their respective entities to execute this Agreement.  Upon Landlord’s request, Tenant shall provide evidence of the foregoing to Landlord.

10.           Miscellaneous.  To the extent the provisions of this Agreement are inconsistent with the Amended and Restated Lease, the terms of this Agreement shall control.  Except as expressly amended or modified herein, all other terms, covenants and conditions of the Amended and Restated Lease shall remain in full force and effect and this Agreement shall be binding upon the parties hereto and their respective successors and assigns.  This Agreement shall be governed by the laws of the State in which the 2985 Building is located. Any terms used in this Agreement as defined terms, but which are not defined herein, shall have the meanings attributed to them in the Amended and Restated Lease.  The submission of this Agreement to Tenant for examination and consideration does not constitute an offer to lease the Expansion Space, and this Agreement shall become effective only upon the execution and delivery thereof by both Landlord and Tenant.  The Amended and Restated Lease, as modified and amended hereby, contains the entire agreement between the parties with respect to the Expansion Space, and no representations, inducements, promises, agreements, oral or otherwise, between the parties not embodied in the Amended and Restated Lease, as modified and amended hereby, shall be of any force or effect.  Time is of the essence as to all of the obligations of Tenant under the Amended and Restated Lease and this Agreement. This Agreement has been negotiated “at arms length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel.  Therefore, this Agreement shall not be strictly construed against either party by reason of the fact that one party may have drafted this Agreement.  This Agreement may be executed by the parties signing different counterparts of this Agreement, which counterparts together shall constitute the agreement of the parties.

[Signatures commence on the following page]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the day and year first above written.

LANDLORD:

BUSINESS PARK INVESTORS GROUP, LLC,
a Delaware limited liability company

By:	/s/	Craig Bernstein
Name:		Craig Bernstein
Title:		Managing Member

TENANT:

IMMUCOR, INC., a Georgia corporation

By:	/s/	Ralph A. Eatz
Name:		Ralph A. Eatz
Title:		Senior Vice President

Exhibit A

Floor Plan of Expansion Space

Exhibit B

Office Upfit Agreement

This Office Upfit Agreement sets forth the terms and conditions relating to the construction of the tenant improvements in the Expansion Space pursuant to that certain Stand Alone Office Lease Agreement [2985 Building] between BUSINESS PARK INVESTORS GROUP, LLC, a Delaware limited liability company and IMMUCOR, INC., a Georgia corporation (“Tenant”). Unless otherwise defined herein, all defined terms (as indicated by an initial capital letter), used herein shall have the meaning ascribed to them in the Amendment.

1.                                       The “Tenant Improvement Work” shall mean all of the build-out improvements to the Expansion Space for Tenant to occupy and use the Expansion Space in accordance with this Exhibit B. The Tenant Improvement Work for the Expansion Space shall be performed by Tenant’s Contractor (as defined below). Tenant shall submit to Landlord for Landlord’s approval (not to be unreasonably withheld, conditioned or delayed) architectural plans, working drawings and specifications (including mechanical, electrical and plumbing plans and specifications) for the Tenant Improvement Work to be constructed and installed in the Expansion Space (collectively, the “Construction Drawings”).

2.                                       Following the Effective Date, Tenant shall diligently pursue the preparation of the Construction Drawings required to construct the Tenant Improvement Work in substantial compliance with the Construction Drawings and all applicable codes, ordinances and laws. Upon approval, the Construction Drawings shall be incorporated in the Lease by this reference for all relevant purposes. The Construction Drawings shall be subject to approval of Landlord (not to be unreasonably withheld, conditioned or delayed) and Tenant and the government officials having jurisdiction over same. Tenant shall submit Tenant’s initial architectural plan within thirty (30) days following the Effective Date. Tenant shall make all subsequent submittals in response to Landlord’s comments and revisions thereto within three (3) business days following receipt thereof from Landlord until final completion and approval of the Construction Drawings by the parties. The Construction Drawings shall be prepared by a licensed architect (the “Tenant’s Architect”) of Tenant’s choosing approved by Landlord (not to be unreasonably withheld, conditioned or delayed).   Landlord hereby approves of Jova/Daniels/Busby Architects as Tenant’s Architect.

3.                                       Notwithstanding Landlord’s approval, Tenant shall nonetheless be solely responsible for the content of the Construction Drawings, coordination of said plans and specifications with base Building design, and all associated fees and costs (which may be paid from the Tenant Improvement Allowance). The approved Construction Drawings shall satisfy the requirements of all applicable local, state, and federal codes, laws, statutes, ordinances, regulations, rules and orders, building codes, and decisions of building inspectors, as well as the applicable standard of care of design professionals for such work in Atlanta, Georgia.

4.                                       Tenant shall not make any material changes to the approved Construction Drawings without receiving Landlord’s prior written approval, such approval not to be unreasonably withheld, delayed, or conditioned.

5.                                       The design (layouts, fixtures and finishes) of the Tenant Improvement Work for the Expansion Space shall be equal to and consistent with the quality of design of the 2985 Building.  The equipment and other technical requirements of the plans and specifications shall be consistent and compatible with the technical requirements of the Building, and shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, delayed, or conditioned.  Tenant shall ensure that nothing in the approved plans and specifications or in Tenant’s use of the Expansion Space shall cause any warranty related to equipment or systems for the Building to be violated or invalidated, provided that such warranties have been made available to Tenant.

6.                                       As Landlord’s contribution to the cost of the Tenant Improvement Work, Landlord shall provide Tenant with an allowance (the “Tenant Improvement Allowance”) of up to Two Hundred Seventy-Nine Thousand Forty and No/100 Dollars ($279,040.00). The Tenant Improvement Allowance shall only be used to pay for the total hard and soft costs related to the design and construction of the Tenant Improvement Work as approved by Landlord, cabling, wiring, telecommunications costs, costs of furniture, fixtures and equipment, and such other expenses as are expressly provided herein. Without limiting the generality of the foregoing, the Tenant Improvement Allowance may be used to pay for the costs of materials and labor; required permits; architectural, engineering and space planning fees; general contractor’s overhead and profit; and construction management fees payable to Landlord’s Construction Manager designated below. Tenant shall bear the cost, if any, of the Tenant Improvement Work over and above the Tenant Improvement Allowance.  Landlord shall fund up to the maximum amount of the Tenant Improvement Allowance (net of Landlord’s construction management fees) within thirty (30) days following Tenant’s request for payment made after substantial completion of the Tenant Improvement Work, together with paid invoices and signed final lien waivers from all contractors and subcontractors performing all or any portion of the Tenant Improvement Work. Any unused portion of the Tenant Improvement Allowance shall be applied as a credit against Rent.

7.                                       Tenant shall enter into a construction contract for the Tenant Improvement Work with a general contractor of Tenant’s choosing approved by Landlord (“Tenant’s Contractor”). Tenant shall cause Tenant’s Contractor to complete the Tenant Improvement Work by no later than the Expansion Effective Date; provided, however, that the Expansion Effective Date shall not be delayed if such work is completed after the Expansion Effective Date or if Tenant has not taken occupancy and has commenced the operation of its business by such date, except

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for delays directly resulting from a breach of this Agreement by Landlord or as a result of Acts of God or the elements, strikes, governmental orders, accidents, or other conditions beyond the control of the Tenant in which event the Expansion Effective Date shall be extended one day for every day that Tenant is so delayed.  Landlord hereby approves of Leapely Construction Group as Tenant’s Contractor.

8.                                       Intentionally Deleted.

9.                                       Tenant shall be liable for any “corrective work” required due to or necessary to correct or remedy any errors or omissions in the approved Construction Drawings (including the failure of the approved Construction Drawings to meet the requirements of state, county or local law so as to enable one to obtain building and occupancy permits for the Expansion Space) or violations by Tenant of this Exhibit B and the Lease. Such corrective work and any costs (including utilities), expenses, and fees associated therewith, shall be paid promptly by Tenant.  If revisions to the approved Construction Drawings are needed to obtain rebids for corrective work, Tenant shall be responsible for directing the architects and the engineers in revising the plans and specifications and shall pay all fees incurred in making such revisions. Such revisions shall be subject to Landlord’s approval (not to be unreasonably withheld, conditioned or delayed). Landlord shall approve or reject such revisions within five (5) business days after delivery of any revised plans and specifications.

10.                                 Tenant shall be liable for the payment of all Rent applicable to the Expansion Space commencing on the Expansion Effective Date. Landlord shall not be liable for any delays in completion of the Tenant Improvement Work. Landlord shall be paid a construction management fee to supervise the work performed by Tenant’s Contractor. The construction management fee shall be equal to 5% of the hard construction costs of the Tenant Improvement Work and shall be paid from the Tenant Improvement Allowance.

11.                                 Landlord and its designated construction manager shall be permitted to inspect the work performed by Tenant’s contractors and subcontractors in the Expansion Space on a regular basis.

12.                                 Tenant shall not permit any liens to be filed against the Building (or the land upon which it is situated) or the Expansion Space (including the work therein) by any contractor engaged by Tenant, or by Tenant’s Contractor, and, if such lien is filed, Tenant shall cause the lien to be released (by bond, undertaking, or otherwise) within ten (10) days of the receipt of such notice of lien.  This provision shall be specifically enforceable by Landlord.

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